As filed with the Securities and Exchange Commission on December 18, 2009
Registration No. 333-•

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MILLICOM INTERNATIONAL CELLULAR S.A.
(Exact Name of Registrant as Specified in Its Charter)

Grand-Duchy of Luxembourg	98-0390444
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15 Rue Léon Laval, L-3372
Leudelange Grand-Duchy of Luxembourg
(Address of principal executive offices)

The Millicom International Cellular S.A. Long Term Incentive Plan
The Millicom International Cellular S.A. 2007 Long Term Incentive Plan
(Full title of the plan)

Francois-Xavier Roger
Chief Financial Officer
Millicom International Cellular S.A.
15 Rue Léon Laval, L-3372
Leudelange Grand-Duchy of Luxembourg +352 2775 9114
(Name, address and telephone number, including area code, of agent for service)

Copies to:

John Meade, Davis Polk & Wardwell LLP
99 Gresham Street, London EC2V 7NG, United Kingdom, 011 44 207 418 1011

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated file,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered(1)	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value USD 1.50 per share, to be issued in connection with The Millicom International Cellular S.A. Long Term Incentive Plan and The Millicom International Cellular S.A. 2007 Long Term Incentive Plan	2,000,000	$72.19	$144,380,000	$8,056.40

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares which become issuable in connection with The Millicom International Cellular S.A. Long Term Incentive Plan and The Millicom International Cellular S.A. 2007 Long Term Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding ordinary shares of Millicom International Cellular S.A.

(2)
The offering price has been estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and 457(c) on the basis of the average of the high and low prices of Millicom International S.A. common stock as reported on the NASDAQ Stock Market on December 17, 2009.

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 (the “Registration Statement”) is prepared to register the issuance of a maximum number of 2,000,000 shares of common stock of Millicom International S.A., a public limited company incorporated under the laws of Grand-Duchy of Luxembourg (the “Registrant”) that are reserved for issuance upon exercise and settlement of performance-based awards that have been or may be issued under The Millicom International Cellular S.A. Long Term Incentive Plan and The Millicom International Cellular S.A. 2007 Long Term Incentive Plan (together, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and employee Plan Annual Information*

* The information specified in this Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act. The documents containing the information required in Part I will be sent or given to the participants in the Plans as specified in Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following Registrant’s documents are incorporated by reference in the Registrant’s Registration Statement:

1.	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2008 filed with the Commission on March 31, 2009;

2.
Description of the Registrant’s common stock, par value USD 1.50 per share, contained in Item 10 of the Registrant’s Form 20-F referred to in 1. above, including any amendment or report filed for the purpose of updating such description;

3.	The Registrant’s reports on Form 6-K furnished to the Commission and dated April 21, May 20, July 2, July 21, July 29, August 11, August 19, September 16, October 16, October 16 and October 20, 2009;

4.	All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2008; and

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement (with respect to any Form 6-K only to the extent designated therein) and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modified or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not required.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

The articles of association of the Registrant provide that the Registrant will indemnify its directors and officers and their heirs, executors and administrators for any damages, compensations and costs to be paid and any expenses reasonably incurred in connection with any action, suit or proceeding to which a director or officer is a party as a result of being a director or officer of the Registrant or, at the request of the Registrant, of any other company of which the Registrant is a shareholder or creditor. Indemnification is not available in relation to matters as to which a director or officer is finally judged in such action, suit or proceeding to be liable for gross negligence or willful misconduct.

The articles of association of the Registrant further provide that in the event of a settlement, indemnification will be provided only in connection with such matters covered by the settlement as to which the Registrant is advised by its legal counsel that a director or officer did not commit such breach of duty. The foregoing right of indemnification does not exclude other rights to which a director or officer may be entitled.

The indemnification by the Registrant includes the right of the Registrant to pay or reimburse a director’s or officer’s reasonable legal costs before any proceeding or investigation against a director or officer has resulted in a final judgment, settlement or conclusion, provided that the Registrant’s directors shall have determined in good faith that a director’s or officer’s actions did not constitute willful and deliberate violations of law and provided that the Registrant’s directors have obtained the relevant legal advice to that effect.

In addition, the Registrant has made similar contractual undertakings to indemnify its CEO and, solely with respect to legal fees in the event of disputes in connection with a change of control of the Registrant, certain principal officers.

The Registrant also maintains a liability insurance policy for its directors and officers.

Item 7. Exemption from Registration Claimed.

Not required.

Item 8.  Exhibits.

Exhibit No.	Description

4.1	The Registrant’s Articles of Association which are incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2008, File No. 000-22828.

4.2	The Millicom International Cellular S.A. Long Term Incentive Plan*

4.3	The Millicom International Cellular S.A. 2007 Long Term Incentive Plan*

5.1	Opinion of NautaDutilh Avocats Luxembourg, counsel to the Registrant, as to the legality of the securities being registered.*

23.1	Consent of Independent Registered Public Accounting Firm.*

23.2	Consent of NautaDutilh Avocats Luxembourg (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page)

  * Filed herewith

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leudelange on December 18, 2009.

MILLICOM INTERNATIONAL CELLULAR S.A.

By:	/s/ Francois-Xavier Roger
Francois-Xavier Roger
Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Francois Xavier Roger his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Mikael Grahne	Chief Executive Officer	December 18, 2009
Mikael Grahne	(Principal Executive Officer)

/s/ Francois-Xavier Roger	Chief Financial Officer	December 18, 2009
Francois-Xavier Roger	(Principal Financial and Principal Accounting Officer)

/s/ Daniel Johannesson	Chairman of the Board and Director	December 18, 2009
Daniel Johannesson

/s/ Kent Atkinson	Non-executive Director	December 18, 2009
Kent Atkinson

/s/ Mia Brunnell Livfors	Non-executive Director	December 18, 2009
Mia Brunnell Livfors

/s/ Donna Cordner	Non-executive Director	December 18, 2009
Donna Cordner

/s/ Michel Massart	Non-executive Director	December 18, 2009
Michel Massart

/s/ Paul Donovan	Non-executive Director	December 18, 2009
Paul Donovan

/s/ Allen Sangines-Krause	Non-executive Director	December 18, 2009
Allen Sangines-Krause

/s/ Neil Taylor	Authorized Representative in the United States	December 18, 2009
Neil Taylor

EXHIBIT INDEX

Exhibit No.	Description

4.1	The Registrant’s Articles of Association which are incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2008, File No. 000-22828.

4.2	The Millicom International Cellular S.A. Long Term Incentive Plan*

4.3	The Millicom International Cellular S.A. 2007 Long Term Incentive Plan*

5.1	Opinion of NautaDutilh Avocats Luxembourg, counsel to the Registrant, as to the legality of the securities being registered.*

23.1	Consent of Independent Registered Public Accounting Firm.*

23.2	Consent of NautaDutilh Avocats Luxembourg (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page)

  * Filed herewith